UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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GREEN DOT CORPORATION
(Name of Registrant as Specified in Its Charter)

HARVEST CAPITAL STRATEGIES LLC
HARVEST SMALL CAP PARTNERS MASTER, LTD
HARVEST SMALL CAP PARTNERS, LP
HSCP STRATEGIC I, LP
HARVEST FINANCIAL PARTNERS, LP
JEFFREY B. OSHER
DONALD DESTINO
CRAIG BAUM
SATURNINO FANLO
GEORGE W. GRESHAM
PHILIP B. LIVINGSTON

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Harvest Capital Strategies LLC, together with the other participants named herein (collectively, “Harvest”), has filed a definitive proxy statement and an accompanying GREEN proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2016 annual meeting of stockholders of Green Dot Corporation, a Delaware corporation.

On May 11, 2016, Institutional Shareholder Services Inc., a leading independent proxy voting advisory firm, recommended that Green Dot shareholders vote on Harvest’s GREEN proxy card to elect all three of Harvest’s director nominees, Saturnino Fanlo, George W. Gresham, and Philip B. Livingston, to the Green Dot Board of Directors (the “Board”) at the upcoming 2016 Annual Meeting of Shareholders (the “Annual Meeting”). On May 13, 2016, Glass Lewis & Co., LLC, a leading independent proxy voting advisory firm, recommended that shareholders vote the GREEN proxy card to elect George W. Gresham and to withhold votes on Saturnino Fanlo and Philip B. Livingston at the Company’s upcoming Annual Meeting.

Item 1: On May 17, 2016, Harvest issued the following press release:

HARVEST CAPITAL STRATEGIES ISSUES STATEMENT TO GREEN DOT SHAREHOLDERS

Gratified that the Two Most Highly-Respected Independent Proxy Voting Advisory Firms, ISS and Glass Lewis, Have Recommended Green Dot Shareholders Vote for Change on Harvest’s GREEN Proxy Card

Glass Lewis Clarifies its Voting Recommendation Stating that It “More Strongly” Supports the Election of Harvest Nominee George Gresham than the Election of Green Dot CEO Steve Streit in Advising Green Dot Shareholders Vote on Harvest’s GREEN Proxy Card

Comments on Director Michael Moritz’s Letter to Shareholders

Urges Shareholders to Vote the GREEN Proxy Card to Elect Harvest’s Three Independent, Experienced and Highly Qualified Director Candidates -- Saturnino Fanlo, George W. Gresham, and Philip B. Livingston

SAN FRANCISCO, CA – May 17, 2016 – Harvest Capital Strategies LLC (together with its affiliates, “Harvest”), one of the largest shareholders of Green Dot Corporation (“Green Dot” or the “Company”) (NYSE:GDOT), with beneficial ownership of approximately 9.3% of the outstanding common stock of the Company, today issued the following statement to Green Dot shareholders following reports issued by Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) endorsing Harvest’s call for change on the Green Dot Board of Directors (the “Board”) by recommending shareholders vote Harvest’s GREEN proxy card.  Harvest once again set the record straight regarding Green Dot’s latest distracting and misleading statements:

“We are pleased that the two most highly respected independent proxy voting advisory firms, ISS and Glass Lewis, have voiced their strong support that change is required on the Green Dot Board.  Both proxy advisory firms performed an objective, detailed analysis of this election contest and carefully considered all of the facts and circumstances as they relate to the Company and your investment.  Both firms have recommended that you vote on our GREEN proxy card.

Harvest has focused its campaign on analyzing the facts, which all investors can review at www.fixgdot.com. We would encourage all shareholders to read Harvest’s detailed Investor Presentation from April 27, 2016, which  focuses on Mr. Streit’s long history of execution mistakes, financial forecasting errors, and misleading and inconsistent investor communications. Investors will also find an insightful discussion regarding Harvest’s three highly qualified, independent director nominees, and their respective credentials that are highly relevant to Green Dot’s business and current challenges. In its report recommending that shareholders vote for all THREE of our director nominees, ISS echoed many of our serious concerns and affirmed that Harvest “articulated a compelling case that the core of the issues shareholders face are rooted in the founder/CEO having ‘blatantly disregarded the best interests of shareholders’ and, in conjunction with other long-tenured directors, prevented the company from ‘capitalizing on meaningful opportunities in the evolving payments industry.’”

As it relates specifically to Glass Lewis’ endorsement of Harvest’s GREEN proxy card, we are disappointed that Green Dot has again taken liberties presenting material to investors, which in this case involves distorting the independent report. The facts are simple: Glass Lewis unequivocally recommended that investors vote on Harvest’s GREEN proxy card for change at Green Dot.  Perhaps in response to Green Dot’s misrepresentations, Glass Lewis recently clarified its recommendation1, stating:

 “We made no recommendation specifically on Mr. Streit, but as our voting recommendation should convey is that we more strongly support the election of Mr. Gresham.  Hence, we recommend that shareholders use the dissident card to support Mr. Gresham's nomination, rather than the company's card in support of the re-election of Mr. Streit or the other two board nominees.”

The Board, who should be shareholders’ last line of defense, has failed to hold CEO Steve Streit accountable for his long-term underperformance, including his misleading statements to shareholders. Instead of pursuing long overdue changes, the Board has defended Mr. Streit’s poor performance with subjective analyses and out-of-context metrics.  In a letter sent just yesterday to shareholders, Michael Moritz, a distinguished Board member up for re-election, shared that “between 2013 and 2015 revenue from sources others than Green Dot’s largest customer grew from $210 million to $378 million while overall non-GAAP total operating revenues grew from $582 million to $699 million.”2 We respect Mr. Moritz’s loyalty to his founding CEOs, a trait which has undoubtedly contributed to his storied venture capital success.  However, we believe blind loyalty can also result in erroneously subjective analysis.  We believe this statement, among others in Mr. Moritz’s brief note, is a microcosm of the Board’s illogical perspective and unsettling communication. The fact is, according to Company statements and filings, three acquisitions accounted for at least 88% of non-Walmart revenue growth and more than 100% of total revenue growth from 2013 to 2015. This fact does not appear to have been contemplated or shared in Mr. Moritz’s laudatory analysis of Green Dot’s revenue growth.

Mr. Moritz also writes that Green Dot’s rapid growth attracted significant new market entrants, which “was followed by a period of ferocious competition, exacerbated by severe pricing pressures and other challenges including the mitigation of an outbreak of fraud that bedeviled the segment.”  As we have unfortunately been forced to do many times during this campaign, we must point out that the facts simply do not support this statement. With all due respect to Mr. Moritz, from 2013 to 2015, NetSpend grew its active card portfolio by nearly 40%, while revenue per active card remained stable. Even Green Dot’s revenue per active card grew during this period.  Yes, competition was intense.  But competition is a fact of corporate life, and while Green Dot wilted, NetSpend not only survived, it thrived.

It is also worth noting that Green Dot has aggressively asserted that NetSpend’s overdraft solution is the structural difference for the disparate performance of the two companies. Setting aside the absurdities and inaccuracies of Green Dot’s overdraft commentary in general, we would point out that NetSpend’s rapid card growth and disciplined cost structure, as evidenced by expenses/employee that are approximately 50% below Green Dot’s, cannot be explained by overdraft.

While Mr. Moritz states the Board will hold Mr. Streit accountable should Green Dot fail to achieve its $1.75 of non-GAAP EPS in 2017, we believe this “wait until next year” approach has plagued Green Dot for years.  Green Dot has missed annual expectations in three of the last four years. As recently as last year, Green Dot missed its original guidance, which was ironically for $1.75 of earnings, by 23%. As a reminder, when Green Dot acquired TPG in 2014, Mr. Streit repeatedly stated that the transaction would be “mid-teens accretive” to the then current 2015 consensus estimate of $1.53. As such, Mr. Streit guided 2015 EPS to be $1.75, and consensus estimates understandably followed.  As shareholders are well aware, Green Dot earned only $1.35 of non-GAAP EPS in 2015.

We admire the substantial venture capital accomplishments of Mr. Moritz and Sequoia. But in light of his recent letter, we would respectfully question how engaged he actually is at Green Dot, considering his immense responsibility, including service on at least eight other Boards, which  may explain his inability to attend at least 75% of Green Dot’s Board meetings in three of the last four years. We would also humbly point out his conflicts with independent shareholders, considering his firm has sold or distributed nearly $280 million of Green Dot’s stock since the IPO. Additionally, when Green Dot made its wasteful $43 million, related-party acquisition of Loopt, it is worth noting that Sequoia held seats on both Boards and was also the largest shareholder of each company at the time.

While Green Dot has attempted to cherry-pick shareholder return analyses to demonstrate its progress, we believe long-term shareholder returns are a far more appropriate barometer of the Company’s success.  Like most shareholders, Harvest does not own stocks for one day, let alone one month, or even one year.  Green Dot has been public for nearly six years and there is a distinct track record for shareholders to analyze. Prior to Harvest launching its campaign for change, Green Dot’s stock price sat 57% below the Company’s $36.00 IPO price and was flattish with the price from December 2, 2015, when Green Dot first shared its “roadmap” for the future.  Even today, after Harvest has spent considerable effort drawing attention to the investment merits and the opportunities under an experienced, transformative leader, Green Dot’s stock price still sits well below its IPO price and at a substantial discount to the payments peer group.  The fact is Mr. Streit has had six years to execute and achieve his plans, and the Board has had six years to hold Mr. Streit accountable.  Unfortunately for shareholders, neither has occurred.  The time for change is now.

With the Annual Meeting less than a week away, we would like to thank the shareholders who have already cast their vote in support of Harvest’s nominees, and we urge all shareholders who have not yet voted their shares to follow the instructions on the GREEN proxy card and vote to elect all three Harvest nominees -- Saturnino Fanlo, George W. Gresham, and Philip B. Livingston.”

PLEASE SIGN, DATE, AND MAIL THE GREEN PROXY CARD TODAY!

About Harvest Capital Strategies LLC
Harvest Capital Strategies LLC is an investment firm founded in 1999 based in San Francisco.

Harvest Capital Strategies, LLC
Jeff Osher/Craig Baum, 415-869-4433
FIXGDOT@harvestcaps.com
www.FIXGDOT.com

Investors with questions on how to vote, please contact:
Okapi Partners LLC
Patrick McHugh/Lisa Patel
info@okapipartners.com
(212) 297-0720 or Toll-Free (855) 208-8903

1 Activist Insight news story “Green Dot Waves the White Flag”, dated May 16, 2016
2 Michael Moritz Letter to Shareholders; Green Dot 8-K filed on 2/3/15 disclosed AccountNow, Achieve Card and TPG acquisitions were expected to contribute $148 million of revenue in 2015.

Item 2: The following materials were posted by Harvest to www.fixgdot.com: